Exhibit 10.4

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “First Amendment”) is effective as of the 26th day of May, 2021, by and between INOTIV, INC. (formerly known as Bioanalytical Systems, Inc.), an Indiana corporation (the “Borrower”), and FIRST INTERNET BANK OF INDIANA, an Indiana state bank (“Bank”).  The parties agree as follows:

WHEREAS, as of April 30, 2021, the parties hereto entered into a certain Amended and Restated Credit Agreement (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement to, among other things, modify certain definitions and other terms and provisions, all subject to the terms contained herein; and

NOW, THEREFORE, in consideration of the premises, and the mutual promises herein contained, the parties agree that the Agreement shall be, and it hereby is, amended as provided herein and the parties further agree as follows:

PART I. AMENDATORY PROVISIONS

ARTICLE 1. DEFINITIONS.

Section 1.1  Amended Defined Terms.  Section 1.1 of the Agreement is hereby amended by substituting the following definitions in lieu of the like existing definitions:

“Mortgage” or “Mortgages” means individually or collectively as the context requires, the Fort Collins Deed of Trust, the Maryland Heights Deed of Trust, the Mount Vernon Mortgage, and the West Lafayette Mortgage.

“Notes” means, collectively, the Revolving Credit Note, Term Note 1, Term Note 2, Term Note 3, Term Note 4, Term Note 5, Term Note 6, Term Note 7, Term Note 8, Term Note 9, Term Note 10, Term Note 11, Term Note 12, the Equipment Note, and any subsequent notes issued by Borrower in favor of Bank under this Agreement.

“Real Estate” means individually or collectively as the context requires, the Mount Vernon Property, the Fort Collins Property, the Maryland Heights Property, and the West Lafayette Property.

“Term Loans” means Term Loan 1, Term Loan 2, Term Loan 3, Term Loan 4, Term Loan 5, Term Loan 6, Term Loan 7, Term Loan 8, Term Loan 9, Term Loan 10, Term Loan 11, and Term Loan 12.

“Term Note 10” means the Term Loan Note 10, in the form prescribed by Bank, duly executed by Borrower to Bank to evidence Term Loan 10, including any amendment, modification, renewal, extension or replacement thereof.

“Term Note 11” means the Amended and Restated Term Loan Note 11, in the form prescribed by Bank, duly executed by Borrower to Bank to evidence Term Loan 11, including any amendment, modification, renewal, extension or replacement thereof.

“Term Notes” means Term Note 1, Term Note 2, Term Note 3, Term Note 4, Term Note 5, Term Note 6, Term Note 7, Term Note 8, Term Note 9, Term Note 10, Term Note 11, and Term Note 12.

“Title Company” means (i) with respect to the Maryland Heights Property, the West Lafayette Property, and the Mount Vernon Property, First American Title Insurance Company, and (ii) with respect to the Fort Collins Property, Land Title Guarantee Company, as applicable.

“Unfunded Capital Expenditures” shall equal the sum of Capital Expenditures excluding funds borrowed under the Equipment Loan or for certain Capital Expenditures not to exceed (a) $2,600,000 for the purchase and capital improvements of the Maryland Heights, Missouri location, plus (b) $10,000,000 for other capital improvements as approved by Bank. For purposes of calculating Unfunded Capital Expenditures, Capital Expenditures will be derived from the Statement of Cash Flows of the Borrower and its Subsidiaries for such applicable Test Period.

Section 1.2  Additional Defined Terms.  Section 1.1 of the Agreement is hereby further amended by adding the following definitions:

“Contractor” means the general contractor engaged for the Project.

“Cost of Completion” shall mean, collectively, Direct Costs and Indirect Costs.

“Direct Costs” shall mean all expenditures incurred or to be incurred by the Borrower for work, labor or materials furnished in connection with the construction of the Project.

“First Amendment” shall mean that certain First Amendment to Amended and Restated Credit Agreement dated as of May 26, 2021 by and between the Borrower and the Bank.

“First Amendment Loan Documents” shall mean the First Amendment, the Term Note 12, the Environmental Indemnity Agreement, the Reaffirmation of Guaranty, the Collateral Assignment of Agreements and Plans, the Maryland Heights Deed of Trust, and all other Loan Documents evidencing or securing the Facilities delivered to the Bank in connection with the First Amendment

“Indirect Costs” shall mean all expenditures incurred or to be incurred by the Borrower in connection with or incidental to the construction of the Project other than Direct Costs, including without limitation the costs of title examination and insurance, costs of surveys, mortgage recording fees, real estate taxes and assessments, water and sewer fees, insurance premiums, fees of the Project Inspector, interest on Term Loan 12, sums paid by the Borrower for the obtaining of Term Loan 12 and any subsequent financing, the cost of working capital, and the cost of net operating losses until stabilization.

“Maryland Heights Deed of Trust” means that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, duly executed by Seventh Wave Indiana in favor of Bank encumbering the Maryland Heights Property dated as of even date herewith, as the same may be from time to time further supplemented or amended.

“Maryland Heights Property” means the property located at 19 Worthington Access Drive, Maryland Heights, Missouri, more particularly described in Exhibit A to the Maryland Heights Deed of Trust.

“Maryland Heights Property Purchase Agreement” means that certain Agreement for Purchase and Sale of Real Estate by and between Seventh Wave Indiana and SWL Properties LLC dated as of May 24, 2021.

“Project” means the construction of Improvements necessary for the renovation of the current facility upon the Maryland Heights Property, the Personal Property associated therewith, and the operating thereof.

“Project Inspector” shall mean a professional construction consultant hired by Bank at Borrower’s expense (provided that expenses shall be limited to out-of-pocket, documented third-party expenses), such consultant to be reasonably acceptable to the Borrower (i) to review Borrower’s estimated Cost of Completion, (ii) to certify to Bank that the Improvements can be completed at the Cost of Completion and (iii) to make inspections and examinations of construction of the Project.

“Term Loan 12” means the secured term loan in the principal amount of Four Million Eight Hundred Thirty-Two Thousand Dollars ($4,832,000), governed by this Agreement, including any renewal or extension thereof.

“Term Loan 12 Maturity Date” means December 26, 2026.

“Term Note 12” means the Term Loan Note 12, in the form prescribed by Bank, duly executed by Borrower to Bank to evidence Term Loan 12, including any amendment, modification, renewal, extension or replacement thereof.

ARTICLE 2.CREDIT.

Section 2.1Commitments.  Section 2.1 of the Agreement is hereby amended by adding the following Section 2.1(n):

(n)Term Loan 12.  Subject to the terms and conditions of this Agreement, Bank shall make Term Loan 12 to Borrower in the principal amount of Four Million Eight

Hundred Thirty-Two Thousand Dollars ($4,832,000). Term Loan 12 shall be evidenced by the Term Note 12.

Section 2.2Interest.  Section 2.2 of the Agreement is hereby amended by adding the following Section 2.2(o):

(o)Term Loan 12.  Prior to maturity, the outstanding principal balance of Term Loan 12 shall bear interest at a fixed per annum rate equal to three and eighty-five hundredths percent (3.85%).

Section 2.3Payments of Principal and Interest.  Section 2.3 of the Agreement is hereby amended by adding the following Section 2.3(r):

(r)Term Loan 12.  Commencing on July 1, 2021, and continuing on the first (1st) day of each calendar month thereafter up to and including the first (1st) day of the seventh (7th) month after the date of the Term Note 12, Borrower shall pay to Bank monthly principal payments in the amount of Ten Thousand and 00/100 Dollars ($10,000.00), together with accrued interest. Commencing on the first (1st) day of the eight (8th) month after the date of the Term Note 12, Borrower shall pay to Bank monthly installments of principal and interest in the amount of Twenty-Eight Thousand Six Hundred Twenty-Three and 87/100 Dollars ($28,623.87). A final installment representing the entire unpaid principal balance of Term Loan 12, and all accrued and unpaid interest thereon and all fees and charges in connection therewith, shall be due and payable on Term Loan 12 Maturity Date.

Section 2.5Use of Proceeds.  Section 2.5 of the Agreement is hereby amended by adding the following Section 2.5(n):

(n)Term Loan 12.  The proceeds of Term Loan 12 shall be used to finance the acquisition of the Maryland Heights Property and to fund the Project.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES.

Section 4.31Representations and Warranties with Respect to the Project.  The Agreement is hereby amended by adding Section 4.31 to the Agreement as follows:

Section 4.31. Representations and Warranties with Respect to the Project.  The Borrower makes the following representations and warranties with respect to the Project as follows:

(a)Seventh Wave Indiana will be the owner in fee simple of the Maryland Heights Property as of the time of execution and delivery of the First Amendment Loan Documents. Following the effectiveness of the Maryland Heights Property Purchase Agreement, the Maryland Heights Property shall not subject to any lien, charge, mortgage, restriction or encumbrance except Permitted Encumbrances.

(b)The foundation lines of the Project are within the boundary lines of the Maryland Heights Property, and the Project and its proposed operation do not violate any applicable zoning or use statute, ordinance, building code, rule or regulation or any covenant or agreement which is binding upon the Maryland Heights Property, Seventh Wave Indiana or the Borrower. Neither the Borrower nor Seventh Wave Indiana has received any notice of violation of any ordinance, rule or regulation of any governmental authority with respect to the Project or the Maryland Heights Property.

(c)There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against it or the Project, at law or in equity, or before any governmental department, commission, board, bureau, agency or instrumentality which involve the possibility of any judgment or order which may result in any material, adverse effect upon the Borrower, Seventh Wave Indiana or the Maryland Heights Property.

(d)To the Borrower’s knowledge, the Maryland Heights Property has not been substantially and adversely affected in any way as a result of any fire, explosion, earthquake, accident, labor disturbance, requisition or taking of property by any governmental authority, flood, riot or act of God.

(e)The Maryland Heights Property, the present use and occupancy of the Maryland Heights Property, the Plans and Specifications, the construction of the Project and the use and occupancy of the Project upon its completion, will not violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind, including, without limitation, zoning building, environmental, land use, noise abatement, occupational health and safety or other laws, any building permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not.

(f)Subject only to payment of fees reflected in the Project Budget and the construction of certain adjacent utility facilities servicing the Project, all utility and municipal services required for the construction, occupancy and operation of the Project are available for use and tap-in at the boundaries of the Maryland Heights Property, and written permission has been obtained from the applicable utility companies or municipal cities to connect the Project into each of said service and to thereafter provide the Project with such services to the extent necessary for operation of the Project.

(g)All permits and licenses required by applicable law to construct, occupy and operate the Project have been issued and are in full force or, if the present stage of construction of the Project does not allow such issuance, then such permits and licenses will be issued when required if and when the Project is constructed pursuant to the Plans and Specifications.

(h)The water system, sewer system, and all mechanical systems of the Project do (or when constructed will) comply with all applicable environmental, pollution control and ecological laws, ordinances, rules and regulations. The applicable environmental protection agency, pollution control board and/or other governmental agencies having jurisdiction of the Project have issued their permits for the construction, tap-in and operation of those systems.

(i)All utility, parking, vehicular access (including curb cuts and highway access), construction, recreational and other permits and easements required for the construction use and operation of the Project have been granted and issued.

(j)When completed in accordance with the Plans and Specifications, the Project will not encroach upon any building line, set back line, side yard line, or any recorded or visible easement, or other easement of which Borrower is aware or has reason to believe may exist, affecting the Maryland Heights Property.

(k)The Plans and Specifications are complete in all respects, containing all detail requisite for the Project which, when built and equipped in accordance therewith, shall be ready for the intended use thereof.

(l)All driveways and roads necessary for ingress and egress to the Project and for the full utilization of the Improvements constituting the Project for their intended purposes have either been completed pursuant to easements approved by the Bank or the necessary rights-of-way thereof have been dedicated to public use and accepted by the appropriate governmental authority and if not completed, all necessary steps have been taken by the Borrower and all necessary governmental authorities to assure the complete construction and installation thereof to the satisfaction of the Bank.

(m)No condemnation of any portion of the Project, no condemnation or relocation of any roadways abutting the Project, and no denial of access to the Project from any point of access to the Project, has commenced, or to the best of the Borrower's knowledge, is contemplated by any governmental authority.

(n)In Borrower's reasonable judgment, the Project Budget, when presented to the Bank in accordance with the terms of this Agreement, shall be true and correct and the amounts set forth in the Project Budget present a full and complete representation of all costs, expenses and fees which Borrower, after diligent inquiry and analysis by Borrower and persons of appropriate expertise on behalf of Borrower, expect to pay or anticipate becoming obligated to pay (other than from revenue generated from the operation of the Project) to complete the construction of, and to operate, the Project.

ARTICLE 5. COVENANTS.

Section 5.2Affirmative Covenants.  The Agreement is hereby amended by adding Sections 5.2(t), (u) and (v) as follows:

(t)Security of Project.  Take such measures to protect the physical security of the Project as Bank may reasonably deem advisable.

(u)Covenants Regarding the Project.  Observe the following covenants regarding the Project:

(i)The Borrower shall expeditiously complete construction of the Project on the Maryland Heights Property in accordance with the Plans and Specifications approved by Borrower, the Contractor and the Bank in compliance with all applicable statutes, ordinances and regulations, so that such construction shall be fully completed in accordance with the Plans and Specifications approved as above set forth, in any event, not later than February 1, 2022.

(ii)The Contractor shall act as contractor for such construction. A copy of each contract between Borrower and the Contractor shall have been provided to Bank.

(iii)Borrower will not cause or consent to any changes or variances within the Contract without the expressed written consent of the Bank; provided however, Bank consent will not be required on change orders that are on AIA Form G702 and constitute an increase in costs of less than $50,000 for a single change order or less than $200,000 in the aggregate. Any savings in any Direct Costs in any line item may be reallocated to any increase in Direct Costs in any other line item in the Project Budget so long as the total construction costs do not exceed the Project Budget by more than $200,000, but any increases or change orders that cause costs to exceed the Project Budget shall be the sole responsibility of the Borrower. The cost of all change orders must be funded directly by the Borrower at the time of any Request for Disbursement.  Any savings in any Indirect Costs (except for Interest) in any line item may be reallocated to any increase in Indirect Costs (except for Interest) in any other line item in the Project Budget so long as the total construction costs do not exceed the Project Budget by more than $200,000, but any increases or change orders that cause costs to exceed the Project Budget shall be the sole responsibility of the Borrower.

(iv)The Borrower shall not make or consent to any modifications in the Plans and Specifications for the Project after they have been approved by the Bank without the written consent of the Bank if any such modification would result in an increase to Project Budget by more any $200,000, except any modifications which do not affect the structural integrity of the building or which do not constitute any substantial modification which would adversely affect the value of the completed Project or the cost of completing the Project.

(v)The Borrower shall at all times maintain in effect and furnish the Bank with policies of and proof and payment of premiums on:

(1)During the process of building the Project, the builder's risk insurance as required herein;

(2)After completion of construction of the Project and prior to the use and occupancy thereof, fire, extended coverage, vandalism, malicious mischief, sprinkler leakage and boiler (if any) hazard insurance on the Project in at least the amount of Term Loan 12, with mortgage endorsements in favor of the Bank, if available; provided, however, in the event the Borrower permits any part of the Project to be occupied prior to completion of construction of the entire Project, the Borrower shall obtain appropriate consent from the insurer with respect to such occupancy;

(3)Comprehensive general public liability insurance on the Maryland Heights Property protecting the Borrower and containing a contractual liability clause; and

(4)Insurance against workmen's compensation claims and public liability risks, and such additional insurance in such amounts and covering such risks as is customary by persons or entities owning and operating similar properties.

(vi)The Borrower shall use the proceeds of all advances under the Term Loan 12 which the Borrower may receive directly, if any, solely in payment of costs incurred in connection with acquiring, constructing and developing the Project, as shown on the statements of estimated costs delivered to the Bank.

(vii)During normal business hours and following reasonable prior notice, the Borrower and Seventh Wave Indiana will permit the Bank, through its designated agents, employees or representatives, to have free access to the Project and to inspect all work done and materials furnished in connection with the Project, and to inspect all books, records and contracts of the Borrower and/or Seventh Wave Indiana relating to the Project.

(viii)The Borrower shall keep the Project Inspector and the Bank informed of the progress of construction of the Project. The Borrower shall comply, and shall make all reasonable efforts to cause the Contractor to comply, with all reasonable requirements of the Bank with respect to construction of the Project in accordance with the approved Plans and Specifications.

(ix)The Borrower shall pay all costs and expenses in connection with the Project, including, without limiting the generality of the foregoing, all hazard and liability insurance premiums, title insurance premiums and servicing fees, together with the fees and expenses of the Bank's Project Inspector, and all reasonable, documented out-of-pocket expenses incurred by the Bank in connection with this financing, including recording and filing fees. Borrower shall also reimburse Bank for any and all reasonable costs, charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for Bank), paid or incurred by Bank in connection with the preparation, review, execution, delivery, amendment, modification, administration, collection and enforcement of the Loans and or the Loan Documents.

(x)If the Borrower shall fail promptly to bond or discharge any mechanics lien claim filed or otherwise asserted or to contest any such claims and give security or indemnity in the manner provided above, or, having commenced to contest the same, and having given such security or indemnity, shall thereafter fail to prosecute such contest in good faith or with due diligence, or fail to maintain such indemnity or security so required by the title company, or, upon adverse conclusion of any such contest, shall fail to cause any judgment or decree to be satisfied and lien to be released, then, and in any such event, the Bank shall have the right, at its election, but shall not be required, (i) to procure the release and discharge of any such claim and any judgment or decree thereon, without inquiring into or investigating the amount, validity or enforceability of such lien or claim and (ii) to settle or compromise the same or furnish such security or indemnity to the title company, and any amounts so expended by the Bank, including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall be deemed to constitute disbursements of the Term Loan 12 proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Term Note 12).

(xi)The Bank, at its expense, may erect a sign on the Maryland Heights Property of a size and design typical for the industry (such sign to be located placed in a place that does not interfere with the construction of the Project or the Borrower’s business operations and to be in accordance with applicable government requirements) indicating that financing for the Project has been provided by the Bank. The Bank, at its expense, shall also have the right to engage in reasonable publicity and public relations pertaining to the financing provided by the Bank at times convenient to the Borrower if it is involved. Additionally, Borrower will use best efforts to the extent that it does not interfere in its business operations to include in any public announcement or media release concerning the general development of the Project a statement that the Bank has provided the financing for the Project.

(xii)Borrower shall pay timely all premiums on all insurance policies required in connection with the Project from time to time; and when and as additional insurance is required from time to time during the term of the Loan and when and as any policies of insurance may expire, furnish to the Bank, premiums prepaid, additional and renewal insurance policies in companies, coverage and amounts satisfactory to the Bank, all in accordance with the terms hereof. Notwithstanding this subparagraph in the event of Borrower's default under this

Agreement or any of the Loan Documents, the Bank shall have the right (but not the obligations) to place and maintain insurance required to be placed and maintained by Borrower hereunder and treat the amounts expended therefore as additional disbursements of Loan proceeds (even if the total number of disbursements would exceed the face amount of Term Note 12).

(xiii)If any proceedings are filed seeking to enjoin or otherwise prevent or declare unlawful the construction or the occupancy, maintenance or operation of the Project or any portion thereof, the Borrower shall at its sole expense (i) cause such proceedings to be vigorously contested in good faith and (ii) in the event of an adverse ruling or decision, prosecute all allowable appeals therefrom. Without limiting the generality of the foregoing, Borrower shall resist the entry or seek the stay of any temporary or permanent injunction that may be entered and use its best efforts to bring about a favorable and speedy disposition of all such proceedings.

(xiv)Borrower and Seventh Wave Indiana shall, from time to time, upon the Bank's request, execute, deliver, record and furnish such documents as the Bank may reasonably deem necessary or desirable to (i) perfect and maintain perfected as valid liens upon the Project the liens granted by Seventh Wave Indiana to the Bank under the Maryland Heights Deed of Trust and the other Loan Documents as contemplated by this Agreement, (ii) correct any errors of a typographical nature which may be contained in any of the Loan Documents, and (iii) consummate fully the transaction contemplated under this Agreement.

(xv)On request, Borrower shall provide the Bank with copies of all inspections, reports, test results and other information received by Borrower from time to time from its employees, agents, representatives, architects, engineers, any contractors and any other parties involved in the construction, the design, development or operation of the Project, which in any way relate to the Project or the construction, or any part thereof.

(xvi)Borrower shall receive and hold in trust for the sole benefit of the Bank (and not for the benefit of any other person, including, without limitation, the Contractor or any subcontractors) all advances made hereunder directly to Borrower, for the purpose of having costs of construction paid in accordance with the Project Budget.  Borrower will pay all other costs, expenses and fees relating to the acquisition, equipping, fixturing, use and operation of the Project.

(v)Notice of Litigation. Give notice to the Bank, within twenty (20) days of the Borrower’s learning thereof, of any of the following:

(i)any litigation materially affecting or relating to the Project;

(ii)any dispute between either Borrower and/or Seventh Wave Indiana and any municipal or other governmental authority relating to the Project, the adverse determination of which might materially affect the Project; and

(iii)any threat or commencement of proceedings in condemnation or eminent domain relating to the Property.

Section 5.5Covenants Concerning the Property.  The Agreement is hereby amended by adding Section 5.5 as follows:

Section 5.5Covenants Concerning the Property.

(a)Entry and Inspection. The Bank and its agents shall, at all reasonable times upon reasonable prior notice, have the right of entry and free access to the Project.

(b)Permits and Warranties. The Borrower shall furnish the Bank upon request with true and complete copies of all building and other permits and authorizations required in connection with the operation or occupancy of the Project or any part thereof. The Borrower shall also furnish the Bank upon request with copies of all warranties and guaranties received from any laborer or supplier furnishing labor, materials, equipment, fixtures or furnishings in connection with the Project upon request of the Bank.

(c)Protection Against Liens. The Borrower agrees to pay fully and discharge all claims for labor done and for material and services furnished in connection with the Project and to take all other reasonable steps to forestall the assertion of claims of lien against the Project, the Maryland Heights Property, the Personal Property located on the Maryland Heights Property or any part thereof. The Borrower irrevocably appoints, designates and authorizes the Bank as its agent (said agency being coupled with an interest) with the authority, but without any obligation, to file for record any notices that the Bank reasonably deems necessary or desirable to protect its interests in and to the Project pursuant to the First Amendment, the Maryland Heights Deed of Trust, or any of the other First Amendment Loan Documents.

Upon demand by the Bank, the Borrower shall make such demands or claims as the Bank shall specify regarding evidence of labor performed and/or materials supplied upon laborers, materialmen, subcontractors or other persons who have furnished or claim to have furnished labor, services or materials in connection with the construction, maintenance, repair and equipping of the Project. Nothing herein contained shall require the Borrower to pay any claims for labor, materials, or services which the Borrower in good faith disputes and is diligently contesting; provided that the Borrower shall, within thirty (30) days after the filing of any claim of lien, post a surety bond sufficient to release said claim of lien, or provide the Bank, at the Borrower’s cost, with such security or assurance (and extensions, renewals or substitutions thereof) as the Bank may in its sole discretion approve in writing.

ARTICLE 6. CONDITIONS PRECEDENT.

Section 6.1Conditions to Initial Advance.

Section 6.1 of the Agreement shall be amended by adding 6.1(x) as follows:

(x)Documents Related to the Project. In connection with any initial Advance under Term Loan 12, Bank shall have received:

(i)Title Commitment. A commitment to issue an ALTA Loan Policy by the Title Insurance Company in the full amount of Term Loan 12 committing to insure that the Maryland Heights Deed of Trust is a valid first, prior and paramount lien on the Maryland Heights Property, subject only to the Permitted Encumbrances, which commitment (i) shall be free of all exceptions and objections relating to any right to assert claims for mechanics’ liens on account of labor and/or materials theretofore furnished to the Maryland Heights Property; and (ii) shall include such endorsements as reasonably requested by Bank, including an unconditional Comprehensive Endorsement No. 1, or like “conformity” endorsement, an access endorsement, a one tax parcel endorsement, a contiguity endorsement (if applicable), a survey endorsement and any other endorsement that Bank may reasonably request.

(ii)Project Budget. A detailed cost breakdown for construction and Completion of the Project on AIA Form G702 or in similar format facsimile satisfactory to the Bank certified by the Borrower and the Contractor. This detailed cost breakdown shall contain not less than a source and use of funds for the total cost of the Project (“Project Budget”) and shall be updated and resubmitted to Bank as soon as possible after any information becomes known to the Borrower which changes such cost breakdown.

(iii)Construction Contracts. Certified copies of: (i) the Construction Contract, and (ii) all other contracts relating to the construction of the Project and subcontracts.

(iv)Plans and Specifications. copies of plans and specifications for the Project (“Plans and Specifications”), in the form approved and signed by the Borrower and the Contractor, and such Plans and Specifications shall contain a certification by the design professional preparing same that the Improvements, if constructed in accordance with such Plans and Specifications, will comply with all governmental rules and regulations including, without limitation, the Americans with Disabilities Act and all zoning and land use restriction.

(v)Certification of Project Inspector. The certification of the Project Inspector to the Bank that the Improvements as shown in the Plans and Specifications can be completed at the costs certified by the Borrower and the Contractor.

(vi)ALTA Survey. A survey of the Maryland Heights Property, made by a registered land surveyor certified to Bank and the relevant title company made in accordance with the minimum standard detail requirements for American Land Title Association Surveys, showing all boundaries, easements, foundations, improvements, encroachments and special details associated with the Maryland

Heights Property and such additional information which may be requested or required by Bank and the relevant title company or either of them together with any necessary No Change Affidavit or Survey Affidavit required by the title company; this survey must be prepared in such detail as to eliminate any and all survey exceptions from the title policy and any modifications or endorsements thereto.

(vii)Building Permits. Copies of all building permits for the Project.

(viii)Zoning Letters. Written evidence satisfactory to the Bank that the Maryland Heights Property has been finally zoned to permit the construction, use and occupancy of the Project for its intended use.

(ix)Utilities. Written evidence satisfactory to the Bank that a sanitary sewer system, gas, telephone, water and electrical services are available to the Project and in sufficient quantity and that Borrower has all the necessary governmental approvals for the construction and use of a sewer system, if applicable.

(x)Project Insurance. Borrower shall have obtained (or caused Contractor to obtain with respect to (i) and (iii) at the time of construction of the Project) and furnished to Bank such insurance and bonds as Bank may reasonably require, in forms of coverage and with insurers acceptable to Bank, including but not limited to the following:

(1)Builder's Risk Insurance. Builder's Risk Insurance written on a completed value basis in an amount equal to the full replacement cost of the Improvements at the date of completion with coverage available on the so-called non-reporting “all risk” form of policy, including coverage against collapse and water damage, such insurance to be in such amounts and form and written by such companies as shall be approved by Bank, and the originals of such policies (together with appropriate endorsement thereto, evidence of payment of premiums thereon and written agreements by the insurer or insurers therein to give Bank ten (10) days' prior written notice of any intention to cancel) with a standard mortgagee/beneficiary clause in favor of Bank;

(2)Hazard Insurance.  All Risk Insurance, including vandalism and malicious mischief, and such other hazard insurance as Bank may require in an amount equal to the full disbursed amount of Term Loan 12 such insurance to be in form and written by such companies as shall be approved by Bank, and in any event in amounts sufficient to prevent the insured from becoming a “co-insurer” thereunder, and the originals of such policies (together with appropriate endorsements thereto, evidence of payment of premiums thereon and written agreement by the insurer or insurers therein to give Bank ten (10) days' prior written notice of any intention to cancel), with a standard mortgagee/beneficiary clause in favor of Bank;

(3)Contractor's Public Liability.  Comprehensive general liability insurance (including premises and operations, Contractor’s protective, contractual, completed operations) with the exclusion for explosion, collapse and underground property removed, in amounts and coverage of at least One Million Dollars ($1,000,000) bodily injury/One Million Dollars ($1,000,000) property damage and with One Million Dollars ($1,000,000) excess liability umbrella coverage with Borrower and Bank as named insureds;

(4)Workers' Compensation. Statutory workers' compensation coverage in the required amounts;

(5)Boiler Insurance. Boiler and Machinery Insurance, if applicable, covering physical damage to the Improvements, pressure vessels, pressure piping and other equipment insurable in amounts and coverage acceptable to Bank;

(6)Flood Insurance. Flood insurance in the maximum amount required by law if the Maryland Heights Property is within a Special Flood Hazard Area, as determined by the Federal Emergency Management Agency;

(7)Public Liability Insurance. Comprehensive General Public Liability Insurance covering the legal liability of Borrower against claims for bodily injury, death or property damage occurring on, in or about the Maryland Heights Property in minimal amounts of One Million Dollars ($1,000,000) per occurrence with a Two Million and Dollars ($2,000,000) minimum general aggregate limit. For buildings with elevators, the minimum limit of liability with respect to bodily injury or death and property damage is Three Million Dollars ($3,000,000) per occurrence with a Six Million Dollars ($6,000,000) minimum general aggregate limit, with Borrower and Bank as named insureds; and

(8)Other Insurance. Such other insurance as Bank may reasonably require.

(xi)[Reserved].

(xii)Environmental Assessment. A general environmental assessment conducted by an environmental engineer, satisfactory to Bank and at Borrower's expense, of the Maryland Heights Property, including, without limitation, analysis of tests conducted on soil samples from the Maryland Heights Property, indicating that other than what is disclosed in the environmental assessment provided to the Bank, the Maryland Heights Property is in compliance with all laws, rules, and regulations of all federal, state, county or local authority relating to environmental matters within the jurisdiction of such authority.

(xiii)Appraisal. An appraisal showing a value acceptable to Bank has been received and satisfactorily reviewed by the Bank.

(xiv)Flood Insurance Determination. Determination will be made to the satisfaction of the Bank whether or not the Maryland Heights Property is located in an area designated as requiring flood insurance as established by the Flood

Disaster Act of 1973, as amended, and this determination will be done by an independent contractor engaged by Bank at Borrower’s expense. If it is determined that flood insurance is required, then flood insurance in the amount of the loan with a loss payee clause of First Internet Bank of Indiana, 11201 USA Parkway, Fishers, Indiana 46037 will need to be provided at Closing.

(xv)Flood Insurance Letter. A flood insurance letter satisfactory to Bank, if applicable.

(xvi)Confirmation of Recording or Filing.  The Bank shall have received confirmation to its satisfaction that the Documents have been duly executed, acknowledged, delivered and recorded or filed as appropriate.

(xvii)Endorsement.  The Bank shall have received a date-down and modification endorsement with respect to the ALTA Policy applicable to each parcel of Real Property (other than the Maryland Heights Property) in form satisfactory to the Bank.

(xviii)Additional Documentation. Bank shall have received such other documents, instruments, financing statements, waivers, certificates, reaffirmations, consents and opinions as it may request.

Section 6.4Additional Conditions to Each Advance Under Term Loan 12.Section 6.4 shall be added to the Agreement as follows:

Section 6.4Additional Conditions to Each Advance Under Term Loan 12. In addition to the terms and conditions set forth above with respect to each Advance, the following conditions shall apply to Advances under Term Loan 12:

(a)Subject to the provisions of this Agreement and the other Loan Documents, the Bank shall make advances under Term Loan 12 up to the aggregate amount of the Direct and Indirect Costs specified in the Project Budget for the purposes and in the amounts described therein, including advances to the Bank itself for payments to be made by the Borrower to Bank as contemplated by this Agreement and the other Loan Documents; provided however, that, subject to any change orders or deviations from the Project Budget permitted under this Agreement, (i) the amount of each advance other than payments to the Bank will be based upon the percentage of completion of construction work satisfactorily completed, and the amount of costs incurred for the purposes specified in the request for the advance, (ii) no advance shall be made for a cost that exceeds the amount specified for that cost in the Project Budget, (iii) no advance shall be made with respect to the foregoing unless, after the making of any such advance, there remains with the Bank loan proceeds undisbursed in an amount equivalent to the Cost of Completion as reasonably determined by the Bank at the time of such advance, together with the aggregate amount of any holdbacks on any construction contract or subcontract and (iv) in no event shall the total of all advances exceed Four Million Eight Hundred Thirty-Two Thousand Dollars ($4,832,000).

(b)The Bank will disburse all loan funds to the Borrower as provided in this Agreement in any manner deemed reasonably appropriate by the Bank in its discretion, which may include without limitation, deposits into Borrower’s checking account at the Bank, disbursement by wire transfer or the use of checks made payable directly to the

Contractor upon receipt of consent to such direct payment from the appropriate Borrower representative for the payment of which the advance is being made, and the Bank may deduct from each advance, or from the proceeds of Term Loan 12, payments to be made to the Bank pursuant to this Agreement. The Bank shall have the absolute right to appoint its own Project Inspector to make such inspections and examinations of construction at the Maryland Heights Property for its own purposes hereunder as it shall deem appropriate; provided, however, it is understood and agreed that neither the Bank nor any officer, employee or representative of the Bank shall have any obligations, responsibility or liability to Borrower or any other person regarding construction of the Project. Upon the appointment by the Bank of such Project Inspector, Bank shall inform the Borrower thereof and Borrower agrees to pay the Bank for all reasonable and necessary Project Inspector's fees and other costs. The Borrower shall be responsible for making inspections of the Project during the course of construction, and shall determine to its own satisfaction that the work done or material supplied by the Contractor or subcontractors to whom payment is to be made out of each advance has been properly done or supplied in accordance with applicable contracts. Neither the Bank nor any officer, employee or representative of the Bank shall have any liability or responsibility for the satisfactory completion of the Project or any part thereof, nor for inspection during construction, nor for any acts on the part of the Borrower and the Contractor or any subcontractors to be performed in the construction of the Project.

(c)Advances shall be limited to one (1) request per month (excepting any advance by the Bank for payments on Term Loan 12 as they become due). Whenever the Borrower desires to obtain an Advance, the Borrower shall submit to the Bank a Request for Disbursement in the current form of AIA Form G702, or a similar form after reviewed and approved by Bank (each a “Request for Disbursement”), signed by Borrower and Contractor and certified by the Contractor that the work has progressed as indicated, the quality of the work is in accordance with the Plans and Specifications and the Contract and that the Contractor or other payees are entitled to payment of the amount certified, together with the appropriate AIA Form G703, at least five (5) business days prior to the date on which the advance is to be funded (the “Advance Date”). The Borrower shall also submit to the Bank the following in form and content satisfactory to the Bank with each request for an advance:

(i)A Borrower’s Receipt and Certification relating to each Request for Disbursement, signed by the Borrower, the content of which shall be in form satisfactory to the Bank;

(ii)Copies of the invoices for all Direct and Indirect Costs outside of those referenced in the building contract between the Borrower and the Contractor to be paid with the Advance;

(iii)With respect to the advance to occur on the date of the initial Advance, all available mechanic’s lien waivers, accompanied by a mechanic’s lien waiver from the Contractor for the balance of work performed and materials supplied through the initial Advance Date with respect to certain work done and materials supplied by certain subcontractors, with the individual mechanic’s lien and/or materialman’s lien waivers to be supplied upon the date of the next Request for Disbursement;

(iv)With respect to any subsequent advances, waivers of mechanic's lien and/or materialman's lien executed by each contractor, subcontractor and material supplier for whom payment was requested in the immediately preceding Request for Disbursement, covering liens for all work done and materials supplied that were referenced or included in the immediately preceding Request for Disbursement; and

(v)Evidence that all Loan proceeds disbursed to date have been applied to payment of costs to the Project (including but not limited to, satisfactory waivers of mechanics and materialmen's liens).

(d)The Project Inspector shall complete an inspection and prepare a lender’s quality assurance inspection report on a monthly basis, and disbursement is subject to written approval from the Project Inspector for the advance and a statement from the same that in his/her opinion the work and material that the advance will pay for has been performed or supplied to the Project and that the funds remaining (including funds deposited with Bank by Borrower) are sufficient to complete the Project.

(e)Upon receipt of each Request for Disbursement, Bank shall request that the title company shall (i) deliver to the Bank an endorsement to the title policy dated as of the relevant Advance Date, and covering the amount of the requested disbursement so that the total amount insured by the title policy equals the total amount disbursed by the Bank under the terms of this Agreement (or at the option of the Bank, confirmation from the title company that all requirements for the issuance of such an endorsement have been satisfied and confirmation that the title company will issue such an endorsement within a specified time acceptable to the Bank), and (ii) give the Bank immediate notice by telephone if any intervening liens are disclosed (other than those expressly listed in the title company's report or commitment identified above). If the endorsement does not occur or if any such intervening liens are disclosed, disbursement of further advances shall be withheld until the Bank shall have been satisfied that such intervening liens have been waived or satisfied.

(f)The Bank shall have the right to require at Borrower's reasonable and necessary cost, any additional information to complete the Bank's analysis of each disbursement request of Borrower.
(g)In the event that any inspection report reveals that the total cost of the Project is over the Project Budget (other than as permitted under Sections 5.2(u)(iii) or (iv)), Borrower shall provide documentation satisfactory to Bank evidencing funding for such amounts over the Project Budget as identified by the Project Inspector.
(h)The Bank shall be reasonably satisfied as to the continuing accuracy of the Project Budget.
(i)No event, circumstance or condition exists or has occurred which could, in the Bank's reasonable judgment, delay or prevent the completion of the Project by the date required by February 1, 2022.
(j)No Material Adverse Change has occurred since December 31, 2020.
(k)The construction of the Project shall be in accordance with the Plans and Specifications, as modified pursuant to the terms of this Agreement by any change orders approved by the Bank or otherwise permitted under Sections 5.2(u)(iii) or (iv), and no damage to, or destruction or condemnation of the Project or any material portion thereof shall have occurred.

(l)The Bank has received a reasonably satisfactory report from the Project Inspector.

(m)No advance for materials purchased but not yet installed or incorporated into the Project shall be made without the Bank's prior approval of the conditions under which such materials are purchased and stored, except the Bank’s prior approval shall not be required for advances on material purchased but not yet installed or incorporated into the Project when the same have been delivered on site or to a bonded warehouse and accepted by the Borrower. Borrower shall provide the Bank, in connection with such materials, a copy of a bill of sale or other evidence of title in Borrower, together with a copy of the Uniform Commercial Code searches against Borrower and the warehouseman, if applicable, indicating no liens or claims which may affect such materials.

(n)At such time as the Project shall have been substantially completed, the Borrower shall submit to the Bank a final Request for Disbursement in an amount not to exceed the amount of the Direct Costs shown on the Project Budget, as modified by any change orders undertaken pursuant to the terms of this Agreement, less the aggregate amount of all previous disbursements made by the Bank, together with documentation required for all advances. In addition to the items required above for each draw, the final Request for Disbursement for the final advance shall be accompanied by the following, all of which shall be satisfactory to the Bank:

(i)Certificates from the Borrower and the Contractor and from the Project Inspector that the Project has been completed in accordance with the Plans and Specifications.

(ii)A certificate or a certificate of occupancy from all applicable governmental authorities for all portions of the Project.

(iii)Any other certificates, licenses and permits required by any applicable governmental authority for the use, occupancy, or operation of the Project and in accordance with the terms of the tenant leases.

(iv)All fixtures, furniture, furnishings, equipment and other property contemplated under the Project budget and Plans and Specifications to be incorporated into or installed in the Project shall have been incorporated or installed free and clear of all liens and security interests other than the Permitted Exceptions, except those in favor of the Bank.

(v)Borrower has furnished to the Bank a survey of the Project “as built” prepared by the surveyor or engineer preparing the survey for closing, showing all paving, driveways, fences and exterior improvements and otherwise in compliance with this Agreement.

(vi)An affidavit of the Contractor stating that each person providing any material or performing any work in connection with the Project has been paid in full and that all withholding taxes have been paid.

(vii)Any permits, application for license, certificates of occupancy or other evidence of compliance with the requirements of any governmental authorities necessary for use of the Maryland Heights Property contemplated in the Plans and Specifications.

(viii)A satisfactory final inspection report of the Project Inspector.

(ix)Evidence that all insurance required under the terms of this Agreement is in full force and effect.

(x)A final endorsement to the title policy satisfactory to the Bank, which would include without limitation a 3.1 Zoning Endorsement unless in writing the Bank consents to a waiver of this requirement or accepts other assurances of proper zoning of the Project as completed.

(o)Such other items as may be reasonably required by the Bank, including, without limitation, evidence that the Improvements have been completed to the satisfaction of the Bank.

ARTICLE 7. DEFAULT.

Section 7.1Default.

Section 7.1 of the Agreement shall be amended by adding 7.1(t) and (u) as follows:

(t)Cessation of operation by the Borrower of the Project (except as a result of damage, destruction or condemnation of the Property or the Personal Property if the Borrower and Seventh Wave Indiana thereafter comply with the provisions of the Maryland Heights Deed of Trust or Security Agreement pertaining thereto); and

(u)Construction of the Project shall be abandoned, or shall be discontinued for a period of thirty (30) business days (for reasons other than those beyond the control of the Borrower or the Contractor), or construction shall be delayed for any reason whatsoever to the extent that completion of the Project cannot, in the reasonable judgment of the Bank, be accomplished prior to February 1, 2022.

PART II. CONTINUING EFFECT

Except as expressly modified herein:

(a)All terms, conditions, representations, warranties and covenants contained in the Agreement shall remain the same and shall continue in full force and effect, interpreted, wherever possible, in a manner consistent with this First Amendment; provided, however, in the event of any irreconcilable inconsistency, this First Amendment shall control;

(b)The representations and warranties contained in the Agreement shall survive this First Amendment in their original form as continuing representations and warranties of Borrower; and

(c)Capitalized terms used in this First Amendment, and not specifically herein defined, shall have the meanings ascribed to them in the Agreement.

In consideration hereof, Borrower represents, warrants, covenants and agrees that:

(aa)Each representation and warranty set forth in the Agreement, as hereby amended, remains true and correct as of the date hereof in all material respects, except to the extent that such representation and warranty is expressly intended to apply solely to an earlier date and except changes reflecting transactions permitted by the Agreement;

(bb)There currently exist no offsets, counterclaims or defenses to the performance of the Obligations (such offsets, counterclaims or defenses, if any, being hereby expressly waived);

(cc)Except as expressly waived in writing by Bank, there has not occurred any Default or Unmatured Default; and

(dd)After giving effect to this First Amendment and any transactions contemplated hereby, no Default or Unmatured Default is or will be occasioned hereby or thereby.

PART III. CONDITIONS PRECEDENT

Notwithstanding anything contained in this First Amendment to the contrary, Bank shall have no obligation under this First Amendment until each of the following conditions precedent have been fulfilled to the satisfaction of Bank:

(a)Each of the conditions set forth in Sections 6.1(x) and 6.4 of the Agreement shall have been satisfied;

(b)Bank shall have received each of the following, in form and substance satisfactory to Bank:

(i)The First Amendment Loan Documents, each duly executed in the forms prescribed by Bank;

(ii)Certified copies of Borrower’s and Subsidiaries’ articles of incorporation, articles of organization or certificate of formation, as applicable, and bylaws and operating agreement, as applicable, all as amended (or certification as to no change to the foregoing since the immediate prior delivery of same to the Bank), accompanied by a recent certificate of existence issued by the appropriate official of its respective place of organization, certificates of good standing from those states in which Borrower and Subsidiaries are qualified to do business and a certified copy of resolutions adopted by Borrower’s and Subsidiaries’ board of directors or managers, as applicable, authorizing this First Amendment and the transactions contemplated hereby, and specifying the persons authorized to execute and deliver the Loan Documents; and

(c)Bank shall have received a non-refundable facility fee with respect to Term Loan 12 in the amount of $48,320.

PART IV. EXPENSES AND FEES

Borrower shall reimburse Bank for all legal fees and other expenses.  Bank is hereby authorized to debit Borrower’s deposit account maintained at Bank for such legal fees and other fees and expenses.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Borrower and Bank have caused this First Amendment to Amended and Restated Credit Agreement to be executed by their respective officers duly authorized as of the date first above written.

“BORROWER”

INOTIV, INC. (formerly known as Bioanalytical Systems, Inc.)

By:	/s/ Beth A. Taylor
Beth A. Taylor, Chief Financial Officer
& Vice President-Finance

“BANK”

FIRST INTERNET BANK OF INDIANA

By:	/s/ Katrina McWilliams
Katrina McWilliams, Vice President